Exhibit 99.1

Houghton Mifflin Harcourt Announces Strong Second Quarter 2021 Results;
Delivers Billings Growth of 25%; Raises Full Year Guidance

Continued Successful Execution of Digital First, Connected Strategy Drives Growth of 106% in Annualized Recurring Revenue and Net Retention Rate of 154%

BOSTON, August 5, 2021 – Learning technology company Houghton Mifflin Harcourt (“HMH” or the “Company”) (Nasdaq: HMHC) announced financial results for the second quarter which ended June 30, 2021.

“We delivered a strong quarter with 25% billings growth; based on this growth and our robust pipeline, we are raising our full year guidance,” said Jack Lynch, President and Chief Executive Officer of Houghton Mifflin Harcourt. “As educators plan for the return to classrooms and school funding begins to stabilize, we are seeing growing demand for our teaching and learning solutions. School districts are looking for support and partnership to address achievement gaps created by interrupted learning, and HMH is collaborating with them to increase student outcomes. Importantly, we continue to execute on our Digital First, Connected strategy and our growth in ARR accelerated to 106% in the second quarter.”

Q2 2021 Financial Results and Headlines:

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions of dollars)	2021 [1]	2020 [1]	Change	2021 [1]	2020 [1]	Change
Net sales	$309	$216	42.7%	$455	$368	23.6%
Change in deferred revenue	18	45	(60.6)%	(24)	(13)	(85.9)%
Billings [2]	327	262	24.8%	431	355	21.3%
Impairment charge for goodwill	—	—	NM	—	262	NM
Income (loss) from continuing operations	2	(32)	NM	(47)	(370)	87.3%
Adjusted EBITDA [3]	86	32	NM	100	13	NM
Pre-publication or content development costs	(15)	(16)	5.1%	(30)	(34)	14.4%
Net cash provided by (used in) operating activities	6	(19)	NM	(95)	(191)	50.3%
Free cash flow [3]	(19)	(48)	60.7%	(144)	(250)	42.6%

1     All amounts have been adjusted to eliminate the impact of the HMH Books & Media business which has been removed from   continuing operations and classified as discontinued operations since the first quarter of 2021.

2     An operating measure. Please refer to “Operating Metrics” for an explanation.

3	Non-GAAP measure, please refer to Use of Non-GAAP Financial Measures for an explanation and reconciliation.

NM = not meaningful

Highlights from the quarter include:

•	Raising 2021 billings guidance to $980-1,020 million and unlevered free cash flow guidance to 12-14% of billings
•	Strong billings growth across the Company of 25% in Q2 and 21% YTD as demand for teaching and learning solutions grows with students returning to classrooms this fall
•	Annualized Recurring Revenue (ARR)[2] growth accelerated 106% bringing ARR to $77 million, or 8% of trailing twelve-month billings. Net Retention Rate (NRR)[2] was 154%
•

Trailing twelve-month free cash flow of $101 million, an improvement of $29 million compared to the first quarter of 2021, reflecting strong operating leverage and the benefits of 2020 actions to align HMH’s cost structure with its Digital First, Connected strategy

•	Gross leverage ratio of 1.8x, below HMH’s target leverage ratio of 2.0x adjusted EBITDA

Joe Abbott, HMH's Chief Financial Officer said, “The robust billings recovery and high operating leverage in our business, made stronger by the actions we took last year to reduce costs, propelled free cash flow growth during the second quarter.  Furthermore, our recent efforts to strengthen our balance sheet resulted in upgrades from two rating agencies this year. This underscores our commitment to maintaining a strong financial position as we grow, which gives us the flexibility to further broaden our solutions portfolio.”

2021 Outlook:

In light of strong year to date financial results and a pipeline of opportunities for the remainder of 2021, the Company is raising its billings guidance and unlevered free cash flow guidance. Annualized Recurring Revenue guidance remains unchanged. Our updated guidance is as follows:

Estimate	Outlook for Year ending December 31, 2021 (Reiterated on May 6, 2021)	Outlook for Year ending December 31, 2021 (Updated on August 5, 2021)
Total Billings	$905 to $955 million	$980 to $1,020 million
Unlevered Free Cash Flow	9-11% of billings	12-14% of billings
Annualized Recurring Revenue	10-15% of billings	10-15% of billings

Second Quarter 2021 Financial Results:

Net Sales: HMH reported net sales of $309 million for the second quarter of 2021, up 43% compared to $216 million in 2020. The increase was primarily due to increased net sales in Core Solutions of $46 million to $166 million, driven by strong open territory net sales as a result of the market recovery as well as higher state adoption net sales. Further, there was strong net sales in Extensions, which primarily consist of our Heinemann brand, intervention and supplemental products as well as professional services, which increased by $46 million to $143 million. Within Extensions, net sales of our Heinemann products increased due to the expectation of most of our customers that learning will largely be done in-person in the upcoming school year, as well as in professional services due to strong customer demand for virtually-delivered, connected professional development experiences.

Billings2: Billings for 2021 increased $65 million, or 25%, from 2020. The billings increase was driven by an increase in Extensions which increased by $58 million due to the expectation of most of our customers that learning will largely be done in-person in the upcoming school year, as well as in professional services due to strong customer demand for virtually-delivered, connected professional development experiences. Further, Core Solutions increased $7 million, driven by strong open territory billings as a result of the market recovery.

Cost of Sales: Overall cost of sales increased by $18 million to $153 million in 2021, primarily due to volume offset partially by lower print costs, increased virtual delivery of products and services and lower amortization expense.

Selling and Administrative Costs: Selling and administrative costs increased by $17 million in 2021, primarily due to higher variable expenses, such as commissions, and transportation due to higher billings.

Operating Income: Operating income for 2021 was $23 million, a $46 million favorable change from the $23 million operating loss in 2020, primarily due to an increase in net sales of $93 million. Partially offsetting the improvement was an increase in cost of sales and selling and administrative expenses along with $9.8 million non-cash restructuring/severance charges primarily related to vacated office space formerly utilized by employees of the HMH Books & Media business.

Net Income: Net income of $219 million for 2021 was $257 million higher compared to a net loss of $38 million in the same period of 2020. Income from continuing operations for 2021 was $2 million, a $34 million improvement from the $32 million loss from continuing operations in the same period of 2020 due primarily to the same factors impacting operating income, and a $12.5 million non-cash charge for the write off of unamortized deferred financing charges associated with our debt repayment in the quarter. Also, income from discontinued operations, net of tax, increased $222 million to $216 million from a loss of $6 million in 2020, due to the recognition of the gain on the sale of the HMH Books & Media business of $215 million during 2021.

Adjusted EBITDA from continuing operations: Adjusted EBITDA from continuing operations for 2021 was $86 million, a $54 million favorable change from 2020.

Six Months Ended June 30, 2021 Financial Results:

Net Sales: HMH reported net sales of $455 million for the first six months of 2021, up 24% compared to $368 million in 2020. The increase was primarily due to increased net sales in Core Solutions of $50 million, from $184 million in 2020 to $234 million, driven by strong open territory net sales as a result of market recovery as well as higher state adoption net sales. Further, Extensions which primarily consist of our Heinemann brand, intervention and supplemental products as well as professional services increased by $37 million from $184 million in 2020 to $221 million. Within Extensions, net sales of our Heinemann products increased due to strong demand across all product portfolios.

Billings2: Billings for 2021 increased $76 million, or 21%, from 2020. The billings increase was driven by an increase in Extensions which increased by $51 million due to strong demand across all product portfolios. Billings of professional services increased due to the recovery of the in-person learning environment as a result of the easing of COVID-19 restrictions. Further, Core Solutions increased $25 million, driven by strong open territory billings as a result of market recovery.

Cost of Sales: Overall cost of sales increased by $5 million to $240 million in 2021, primarily due to volume increase offset partially by lower print costs, increased virtual delivery of products and services and lower amortization expense.

Selling and Administrative Costs: Selling and administrative costs decreased by $18 million in 2021, primarily due to lower labor costs, resulting from cost savings associated with our 2020 Restructuring Plan partially offset by higher incentive compensation. There was also a decrease in discretionary costs such as travel and marketing due to expense reduction measures. Partially offsetting the decrease in selling and administrative costs was an increase in variable expenses, such as commissions, and transportation due to higher billings.

Operating Loss: Operating loss for 2021 was $14 million, a $347 million favorable change from the $361 million operating loss in 2020 primarily due an impairment charge for goodwill in 2020 of $262 million that did not reoccur in 2021. This non-cash impairment was a direct result of the adverse impact that the COVID-19 pandemic had on the Company in 2020. The increase was further driven by an increase in net sales of $87 million and lower selling and administrative costs. Partially offsetting the improvement was a $9.8 million non-cash restructuring/severance charge primarily related to vacated office space formerly utilized by employees of the HMH Books & Media business.

Net Income: Net income of $167 million for 2021 was $551 million higher compared to a net loss of $384 million in the same period of 2020. Loss from continuing operations for 2021 was $47 million, a $323 million improvement from the $370 million loss from continuing operations in the same period of 2020 due primarily to the same factors impacting operating loss, along with a $12.5 million non-cash charge for the write off of unamortized deferred financing charges associated with our debt repayment in the second quarter of 2021. Income from discontinued operations, net of tax, also increased $228 million to $214 million from a loss of $14 million in 2020, due to the recognition of the gain on the sale of the HMH Books & Media business of $215 million during 2021.

Adjusted EBITDA from continuing operations: Adjusted EBITDA from continuing operations for 2021 was $100 million, a $87 million favorable change from 2020.

Cash Flows and Liquidity: Net cash used in operating activities for 2021 was $91 million compared to $189 million in 2020. Net cash used in operating activities from continuing operations was $95 million in 2021, a $96 million favorable change compared to 2020. The improvement in net cash used in operating activities from continuing operations resulted from an increase in operating profit, net of non-cash items, of $78 million. The improvement was also due to favorable changes in net operating assets and liabilities of $18 million. Net cash used in operating activities included $4 million and $2 million of cash flow from discontinued operations in 2021 and 2020, respectively. HMH’s free cash flow from continuing operations, defined as net cash from operating activities minus capital expenditures, favorably changed $106 million from a usage of $250 million in 2020 to a usage of $144 million in 2021.

As of August 5, 2021, there were no amounts outstanding under our revolving credit facility. We expect our net cash from operations combined with our cash and cash equivalents and borrowing availability under our revolving credit facility to provide sufficient liquidity to fund our current obligations, capital spending, debt service requirements and working capital requirements over at least the next twelve months.

Conference Call:

At 9:30 a.m. ET on Thursday, August 5, 2021, HMH will host a conference call to discuss the results with its investors. The call will be webcast live at ir.hmhco.com. The following information is provided for investors who would like to participate:

Toll Free: (844) 835-6565

International: (484) 653-6719

Passcode: 2599041

Moderator: Chris Symanoskie, Vice President, Investor Relations

Webcast Link: https://edge.media-server.com/mmc/p/7q2bp73q

An archived webcast with the accompanying slides will be available at ir.hmhco.com for one year for those unable to participate in the live event. An audio replay of this conference call will also be available until August 15, 2021 via the following telephone numbers: (855) 859-2056 in the United States and (404) 537-3406 internationally using passcode 2599041.

Use of Non-GAAP Financial Measures:

To supplement our financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP) and to provide additional insights into our performance (for a completed period and/or on a forward-looking basis), we have presented adjusted EBITDA from continuing operations and free cash flow. These measures are not prepared in accordance with GAAP. This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding our results of operations and/or our expected results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business.

Management believes that the presentation of adjusted EBITDA provides useful information to our investors and management as an indicator of our performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, gains or losses on investments, non-cash charges and impairment charges, levels of depreciation or amortization, and acquisition/disposition-related activity costs, legal settlement costs, restructuring costs and integration costs. Accordingly, management believes that this measure is useful for comparing our performance from period to period and makes decisions based on it. In addition, targets in adjusted EBITDA (further adjusted to include the change in deferred revenue) are used as performance measures to determine certain incentive compensation of management. Management also believes that the presentation of free cash flow provides useful information to our investors because management regularly reviews these metrics as an important indicator of how much cash is generated by general business operations, excluding capital expenditures, and makes decisions based on it.

Other companies may define these non-GAAP measures differently and, as a result, our use of these non-GAAP measures may not be directly comparable to adjusted EBITDA and free cash flow used by other companies. Although we use these non-GAAP measures as financial measures to assess our business, the use of non-GAAP measures is limited as they include and/or do not include certain items not included and/or included in the most directly comparable GAAP measure. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income or loss prepared in accordance with GAAP as a measure of performance; and free cash flow should be considered in addition to, and not as a substitute for, net cash from operating activities prepared in accordance with GAAP. Adjusted EBITDA is not intended to be a measure of liquidity nor is free cash flow intended to be a measure of residual cash flow available for discretionary use. You are cautioned not to place undue reliance on these non-GAAP measures. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures (to the extent available without unreasonable efforts in the case of forward-looking measures) and related disclosure is provided in the appendix to this news release.

Operating Metrics:

Annualized Recurring Revenue (ARR) for a given period is the annualized revenues derived from termed subscription contracts existing at the end of the period. ARR excludes contracts that are one-time in nature. ARR is currently one of the key performance metrics being used by management to assess the health and trajectory of our business. ARR does not have a standardized definition and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of U.S. GAAP revenue, deferred revenue and unbilled revenue and is not intended to be combined with or to replace those items. ARR does not represent revenue for any particular period or remaining revenue that will be recognized in future periods. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by our customers.

Billings is an operating measure which we derive from net sales taking into account the change in deferred revenue. Billings for Core Solutions and Extensions is an operating measure based on invoiced sales adjusted for returns, other publishing income and change in deferred revenue.

Connected Sales are billings from the sale of core, intervention, supplemental, assessment and service offerings hosted on or transitioning to be hosted on our Ed: Your Friend in Learning® teaching and learning platform.

Gross Leverage Ratio is the total amount of outstanding gross financial debt on a consolidated basis divided by the trailing twelve months Adjusted EBITDA from continuing operations.

Net Retention Rate (NRR) is the rate at which existing customers are renewing and expanding. The dollar-based net retention rate is calculated as of a period end by starting with the ARR from all customers as of the 12 months prior to such period end. The ARR is then calculated from these same customers as of the current period end, which includes customer renewals, upsells and expansion and is net of contraction or churn over the trailing 12 months, but excludes revenue from new customers in the current period. The dollar-based net retention rate is calculated by dividing the ARR from these customers as of the current period end by the ARR from these customers as of 12 months prior to such period end.

About Houghton Mifflin Harcourt

Houghton Mifflin Harcourt (Nasdaq: HMHC) is a learning technology company committed to delivering connected solutions that engage learners, empower educators and improve student outcomes. As a leading provider of K–12 core curriculum, supplemental and intervention solutions, and professional learning services, HMH partners with educators and school districts to uncover solutions that unlock students’ potential and extend teachers’ capabilities. HMH serves more than 50 million students and 3 million educators in 150 countries. For more information, visit www.hmhco.com

Follow HMH on Twitter, Facebook and YouTube.

Contact

Investor Relations

Chris Symanoskie, IRC

VP, Investor Relations

(410) 215-1405

chris.symanoskie@hmhco.com

Media Relations

Bianca Olson

SVP, Corporate Affairs

(617) 351-3841

bianca.olson@hmhco.com

Forward-Looking Statements

The statements contained herein include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “projects,” “anticipates,” “expects,” “could,” “intends,” “may,” “will,” “should,” “forecast,” “intend,” “plan,” “potential,” “project,” “target” or, in each case, their negative, or other variations or comparable terminology. Forward-looking statements include all statements that are not statements of historical facts, including statements regarding our 2021 outlook, efforts to execute on our Digital First, Connected strategy, being well-positioned for growth in 2021 and meaningful free cash flow generation. They include statements regarding our intentions, beliefs or current expectations concerning, among other things, the impact of the actions described in this press release; our results of operations; financial condition; liquidity; prospects, growth and strategies; the expected impact of the COVID-19 pandemic; the timing, structure and expected impact of our operational efficiency and cost-reduction initiatives and the estimated savings and amounts expected to be incurred in connection therewith; and potential business decisions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. We caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this report.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that actual results may differ materially from those made in or suggested by the forward-looking statements contained herein. In addition, even if actual results are consistent with the forward-looking statements contained herein, those results or developments may not be indicative of results or developments in subsequent periods.

Important factors that could cause actual results to vary from expectations include, but are not limited to: the duration and severity of the COVID-19 pandemic and its impact on the federal, state and local economies and on K–12 schools; any disruption resulting from the completed sale of our HMH Books & Media business that adversely affects our businesses and business relationships, including with employees and suppliers; the rate and state of technological change; state requirements related to digital instructional materials; our ability to execute on our Digital First, Connected growth strategy; increases in our operating costs; management and personnel changes; timing, higher costs and unintended consequences of our operational efficiency and cost-reduction initiatives; and other factors discussed in our news releases, public statements and/or filings with the U.S. Securities and Exchange Commission, including our most recent Annual and Quarterly Reports on Form 10-K and Form 10-Q. In light of these risks, uncertainties and assumptions, the forward-looking events described herein may not occur.

We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein.

Houghton Mifflin Harcourt Company

Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
(in thousands of dollars, except share information)	2021	2020
Assets
Current assets
Cash and cash equivalents	$146,541	$281,200
Accounts receivable, net	266,739	88,830
Inventories	145,027	145,553
Prepaid expenses and other assets	27,234	19,276
Assets of discontinued operations	—	160,053
Total current assets	585,541	694,912

Property, plant, and equipment, net	82,386	88,801
Pre-publication costs, net	179,756	202,820
Royalty advances to authors, net	2,137	2,425
Goodwill	437,977	437,977
Other intangible assets, net	381,054	402,484
Operating lease assets	119,113	126,850
Deferred income taxes	2,415	2,415
Deferred commissions	32,388	30,659
Other assets	35,128	31,783
Total assets	$1,857,895	$2,021,126
Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$—	$19,000
Accounts payable	45,789	38,751
Royalties payable	42,228	34,765
Salaries, wages, and commissions payable	35,486	21,723
Deferred revenue	316,410	342,605
Interest payable	10,933	11,017
Severance and other charges	5,052	19,590
Accrued pension benefits	1,593	1,593
Accrued postretirement benefits	1,555	1,555
Operating lease liabilities	10,490	9,669
Other liabilities	52,643	22,912
Liabilities of discontinued operations	—	30,662
Total current liabilities	522,179	553,842

Long-term debt, net of discount and issuance costs	316,611	624,692
Operating lease liabilities	134,292	132,014
Long-term deferred revenue	564,555	562,679
Accrued pension benefits	15,093	24,061
Accrued postretirement benefits	15,471	16,566
Deferred income taxes	18,285	16,411
Other liabilities	105	398
Total liabilities	1,586,591	1,930,663
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 20,000,000 shares authorized; no shares issued and outstanding at June 30, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value: 380,000,000 shares authorized; 152,244,204 and 150,459,034 shares issued at June 30, 2021 and December 31, 2020, respectively; 127,667,170 and 125,882,000 shares outstanding at June 30, 2021 and December 31, 2020, respectively	1,522	1,505
Treasury stock, 24,577,034 shares as of June 30, 2021 and December 31, 2020, respectively, at cost	(518,030)	(518,030)
Capital in excess of par value	4,924,827	4,918,542
Accumulated deficit	(4,089,185)	(4,255,830)
Accumulated other comprehensive loss	(47,830)	(55,724)
Total stockholders’ equity	271,304	90,463
Total liabilities and stockholders’ equity	$1,857,895	$2,021,126

Houghton Mifflin Harcourt Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands of dollars, except share and per share information)	2021	2020	2021	2020
Net sales	$308,672	$216,239	$454,867	$368,082
Costs and expenses
Cost of sales, excluding publishing rights and pre-publication amortization	124,360	100,544	182,497	164,196
Publishing rights amortization	2,489	3,431	5,655	7,863
Pre-publication amortization	26,506	31,659	51,557	62,221
Cost of sales	153,355	135,634	239,709	234,280
Selling and administrative	114,767	98,199	204,002	221,540
Other intangible assets amortization	7,869	5,855	15,775	11,711
Impairment charge for goodwill	—	—	—	262,000
Restructuring/severance and other charges	9,847	—	9,847	—
Operating income (loss)	22,834	(23,449)	(14,466)	(361,449)
Other income (expense)
Retirement benefits non-service (expense) income	(26)	61	(226)	122
Interest expense	(9,985)	(10,614)	(18,549)	(19,867)
Interest income	14	75	34	841
Change in fair value of derivative instruments	127	120	(547)	(260)
Gain on investments	836	—	836	—
Income from transition services agreement	854	—	854	—
Loss on extinguishment of debt	(12,505)	—	(12,505)	—
Income (loss) from continuing operations before taxes	2,149	(33,807)	(44,569)	(380,613)
Income tax (benefit) expense for continuing operations	(9)	(1,370)	2,301	(10,150)
Income (loss) from continuing operations	2,158	(32,437)	(46,870)	(370,463)
Earnings (loss) from discontinued operations, net of tax	1,950	(5,731)	(1,005)	(13,678)
Gain on sale of discontinued operations, net of tax	214,520	—	214,520	—
Income (loss) from discontinued operations, net of tax	216,470	(5,731)	213,515	(13,678)
Net income (loss)	$218,628	$(38,168)	$166,645	$(384,141)
Net income (loss) per share attributable to common stockholders
Basic:
Continuing operations	$0.01	$(0.25)	$(0.38)	$(2.96)
Discontinued operations	1.70	(0.05)	1.69	(0.11)
Net income (loss)	$1.71	$(0.30)	$1.31	$(3.07)
Diluted:
Continuing operations	$0.02	$(0.25)	$(0.37)	$(2.96)
Discontinued operations	1.66	(0.05)	1.65	(0.11)
Net income (loss)	$1.68	$(0.30)	$1.28	$(3.07)
Weighted average shares outstanding
Basic	127,500,256	125,458,566	126,989,623	125,073,770
Diluted	130,350,602	125,458,566	129,761,257	125,073,770

Houghton Mifflin Harcourt Company

Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(in thousands of dollars)	2021	2020
Cash flows from operating activities
Net income (loss)	$166,645	$(384,141)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Loss from discontinued operations, net of tax	1,005	13,678
Gain on sale of discontinued operations, net of tax	(214,520)	—
Depreciation and amortization expense	96,258	106,819
Operating lease assets, amortization and impairments	7,708	6,654
Amortization of debt discount and deferred financing costs	1,488	1,306
Gain on investments	(836)	—
Deferred income taxes	1,874	(10,495)
Stock-based compensation expense	5,550	5,324
Write-off of property, plant, and equipment	1,606	—
Loss on extinguishment of debt	12,505	—
Impairment charge for goodwill	—	262,000
Change in fair value of derivative instruments	547	260
Changes in operating assets and liabilities
Accounts receivable	(162,819)	(107,091)
Inventories	525	(22,440)
Other assets	(12,496)	(13,141)
Accounts payable and accrued expenses	23,045	(10,669)
Royalties payable and author advances, net	9,373	(19,074)
Deferred revenue	(24,319)	(14,079)
Interest payable	(84)	6,924
Severance and other charges	(14,538)	(8,317)
Accrued pension and postretirement benefits	(1,680)	(1,561)
Operating lease liabilities	3,130	(5,500)
Other liabilities	5,100	2,476
Net cash used in operating activities - continuing operations	(94,933)	(191,067)
Net cash provided by operating activities - discontinued operations	3,880	1,791
Net cash used in operating activities	(91,053)	(189,276)
Cash flows from investing activities
Additions to pre-publication costs	(29,541)	(34,496)
Additions to property, plant, and equipment	(19,058)	(24,358)
Proceeds from sale of business	349,000	—
Net cash provided by (used in) investing activities - continuing operations	300,401	(58,854)
Net cash used in investing activities - discontinued operations	(647)	(354)
Net cash provided by (used in) investing activities	299,754	(59,208)
Cash flows from financing activities
Borrowings under revolving credit facility	—	150,000
Payments of revolving credit facility	—	(50,000)
Payments of long-term debt	(342,031)	(9,500)
Tax withholding payments related to net share settlements of restricted stock units	—	(48)
Issuance of common stock under employee stock purchase plan	410	503
Net remittances under transition services agreement	(1,739)	—
Net cash (used in) provided by financing activities - continuing operations	(343,360)	90,955
Net decrease in cash and cash equivalents	(134,659)	(157,529)
Cash and cash equivalents at beginning of the period	281,200	296,353
Cash and cash equivalents at end of the period	$146,541	$138,824

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations (Unaudited)

Adjusted EBITDA 1

(in thousands of dollars)

	Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss) from continuing operations	$2,158	$(32,437)	$(46,870)	$(370,463)
Interest expense	9,985	10,614	18,549	19,867
Interest income	(14)	(75)	(34)	(841)
Provision (benefit) for income taxes	(9)	(1,370)	2,301	(10,150)
Depreciation expense	11,576	12,841	23,271	25,024
Amortization expense	36,864	40,945	72,987	81,795
Non-cash charges – goodwill impairment	—	—	—	262,000
Non-cash charges – stock compensation	2,943	2,056	5,550	5,324
Non-cash charges – (gain) loss on derivative instruments	(127)	(120)	547	260
Fees, expenses or charges for equity offerings, debt or acquisitions/dispositions	(1,636)	—	190	27
Gain on investments	(836)	—	(836)	—
Loss on debt extinguishment	12,505	—	12,505	—
Legal settlement	2,470	—	2,470	—
Restructuring/severance and other charges	9,847	—	9,847	—
Adjusted EBITDA from continuing operations	$85,726	$32,454	$100,477	$12,843

Free Cash Flow 1

(in thousands of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cash flows from operating activities
Net cash provided by (used in) operating activities	$5,613	$(19,099)	$(94,933)	$(191,067)
Cash flows from investing activities
Additions to pre-publication costs	(15,187)	(16,007)	(29,541)	(34,496)
Additions to property, plant, and equipment	(9,109)	(12,483)	(19,058)	(24,358)
Free Cash Flow	$(18,683)	$(47,589)	$(143,532)	$(249,921)

Trailing Twelve Months Ended June 30, 2021
Cash flows from operating activities
Net cash provided by operating activities	$202,619
Cash flows from investing activities
Additions to pre-publication costs	(55,917)
Additions to property, plant, and equipment	(45,640)
Free Cash Flow	$101,062

1	All amounts have been adjusted to eliminate the impact of the HMH Books & Media business which has been removed from continuing operations and classified as discontinued operations.

We are unable to reconcile forward looking cash flow (both before and after interest payments) and related margin without unreasonable efforts. Unlevered free cash flow margin is the ratio of free cash flow before interest payments to billings.

Houghton Mifflin Harcourt Company

Calculation of Billings and Gross Leverage Ratio (Unaudited)

Billings 1

(in thousands of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales	$308,672	$216,239	$454,867	$368,082
Change in deferred revenue	17,912	45,450	(24,319)	(13,079)
Billings	$326,584	$261,689	$430,548	$355,003

Billings is an operating measure utilized by the Company derived as shown above.

Gross Leverage Ratio 1

(in thousands of dollars)

June 30, 2021
Gross debt	$324,969
Trailing twelve months Adjusted EBITDA	$176,299
Gross leverage ratio	1.8

Trailing Twelve Months Ended June 30, 2021
Net loss from continuing operations	$(147,097)
Interest expense	36,613
Interest income	(92)
Provision (benefit) for income taxes	(6)
Depreciation expense	48,121
Amortization expense	155,747
Non-cash charges – goodwill impairment	17,000
Non-cash charges – stock compensation	11,386
Non-cash charges – (gain) loss on derivative instruments	(385)
Fees, expenses or charges for equity offerings, debt or acquisitions/dispositions	1,243
Gain on investments	(2,927)
Loss on debt extinguishment	12,505
Legal settlement	2,470
Restructuring/severance and other charges	41,721
Adjusted EBITDA from continuing operations	$176,299

Gross leverage ratio is an operating measure utilized by the Company derived as shown above.

1	All amounts have been adjusted to eliminate the impact of the HMH Books & Media business which has been removed from continuing operations and classified as discontinued operations.